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                                                                    Exhibit 99.1

Cincinnati Bell Inc.
Press Release

Investor contact:
Mike Hemsath
513.397.7788
mike.hemsath@cinbell.com


          CINCINNATI BELL INC. FILES FORM 10-Q AND CORRECTS PREVIOUSLY
              ANNOUNCED DILUTED EARNINGS PER SHARE FOR THE SECOND
                                    QUARTER


Cincinnati Bell Inc. today announced it filed its second quarter Form 10-Q with the Securities and Exchange Commission. The filing included a correction decreasing previously announced diluted earnings per share from $1.18 to $1.13. The correction reflects the inclusion of common share equivalents related to the Company's 6 3/4% Cumulative Convertible Preferred Stock and Convertible Subordinated Notes assuming the conversion of these securities. Under the provisions of Statement of Financial Accounting Standards No. 128 "Earnings per Share", the assumed conversion of these instruments is necessary when the impact of such conversion is dilutive. This occurred during the second quarter of 2003 principally due to the $299 million gain realized on the sale of the Company's broadband assets. The correction had no impact on the Company's previously announced net income.


                                      # # #


Cincinnati Bell Inc. (NYSE:CBB - News) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Cincinnati Bell Inc.